UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 8, 2012 (August 6, 2012)

Date of Report (Date of earliest event reported)

FIRST INDUSTRIAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-13102	36-3935116
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

311 S. Wacker Drive, Suite 3900

Chicago, Illinois 60606

(Address of principal executive offices, zip code)

(312) 344-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 6, 2012, First Industrial Realty Trust, Inc., a Maryland corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc. and UBS Securities LLC (collectively, the “Underwriters”), providing for the offer and sale in a firm commitment underwritten public offering of 9,400,000 shares of common stock of the Company, $0.01 par value per share, at a variable price to the public. Subject to customary closing conditions, the Underwriter expects to deliver the shares to the purchasers on or about August 10, 2012. The Company expects to receive net proceeds from this offering of approximately $116.7 million after deducting estimated transaction expenses of approximately $150,000. The shares are being offered and sold pursuant to a prospectus supplement, dated August 6, 2012, under the Company’s Registration Statement on Form S-3 dated March 1, 2012 (File No. 333-179831).

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

1.1	Underwriting Agreement, dated August 6, 2012, among First Industrial Realty Trust, Inc., First Industrial, L.P., Citigroup Global Markets Inc. and UBS Securities LLC.

5.1	Opinion of McGuireWoods LLP, counsel to the Company, as to the legality of the securities being registered.

8.1	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, counsel to the registrants, as to certain tax matters.

23.1	Consent of McGuireWoods LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (contained in Exhibit 8.1 hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST INDUSTRIAL REALTY TRUST, INC.

By:	/s/ Scott A. Musil
Name: Scott A. Musil
Title: Chief Financial Officer (Principal Financial Officer)

Date: August 8, 2012